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                                                                    Exhibit 99.1

                                                            For more information
                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               JLEMKE@CLYNCH.COM

                  ASV Announces New Caterpillar Board Designate

         GRAND RAPIDS, MN (January 18, 2005)-- ASV, Inc. (NASDAQ: ASVI) today announced that its Board of Directors has appointed Edward J. Rapp, Vice President with Caterpillar's Building Construction Products Division, as the new Caterpillar Inc. (NYSE: CAT) designate to the ASV Board. Mr. Rapp, a 25-year veteran with Caterpillar, has held positions in various commercial, marketing and management capacities in the United States and internationally. Mr. Rapp has been appointed to ASV's Board to occupy the position previously held by Richard Benson, President of Caterpillar's Global Mining Division, which was made available from Mr. Benson's recent retirement from Caterpillar. Mr. Benson, at the request of the Board, has agreed to remain on ASV's Board as an independent director.

         Commenting on the Board changes, ASV Chairman and CEO Gary Lemke stated, "We are pleased to add Ed Rapp to our Board. Ed comes to our Board with a broad range of experience, particularly in the construction equipment market. We are also very pleased to retain the Board services of Dick Benson following his retirement from Caterpillar. Dick was instrumental in beginning Caterpillar's affiliation with ASV in 1998 and is a true believer in what ASV is accomplishing in the rubber track loader market."

         The agreements between ASV and Caterpillar allow Caterpillar to have representation on ASV's Board proportionate to its stock ownership in ASV. Caterpillar currently owns approximately 24% of ASV's outstanding common stock, but has chosen to maintain just one Board seat on ASV's current Board of nine members.

         About ASV

         ASV designs, manufactures and sells rubber-tracked, all-purpose crawlers and related accessories, attachments and traction products. ASV also manufactures rubber-tracked undercarriages, some of which are a primary component on Caterpillar's Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com or the website of its wholly-owned subsidiary, Loegering Mfg. Inc., at www.loegering.com.